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                          Hyperion Software Corporation
   Exhibit (11) - Statement Re: Computation of Earnings Per Share (Unaudited)
                    (in thousands, except per share amounts)

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

                                                        THREE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                         1997        1996
                                                       --------------------

PRIMARY
   Weighted average number of common
      shares outstanding                                18,415       17,060

   Weighted average number of common
      equivalent shares outstanding                        942          753
                                                       --------------------
                                                        19,357       17,813
                                                       ====================

   Net income                                          $ 3,512      $ 2,041
                                                       ====================

   Per share amount                                    $   .18      $   .11
                                                       ====================

FULLY DILUTED
   Weighted average number of common
      shares outstanding                                18,415       17,060

   Weighted average number of common
      equivalent shares outstanding                      1,052          953
                                                       --------------------
                                                        19,467       18,013
                                                       ====================

   Net income                                          $ 3,512      $ 2,041
                                                       ====================

   Per share amount                                    $   .18      $   .11
                                                       ====================

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